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                                                                    EXHIBIT 23.2

                               Consent of Counsel

William B. Haseltine, Attorney at Law
604 N Greenbrier St.
Arlington, VA 22203
(703) 276 1919

July 17, 2001

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, NW
Washington, D.C. 20549

     Re: Collectible Concepts Group, Inc. - Form S-8

Dear Sir/Madame:

     I have acted as counsel to Collectible Concepts Group, Inc., a Delaware corporation ("Company"), in connection with its Registration Statement on Form S-8 relating to the registration of 168,000,000 shares of its common stock ("Shares"), $0.001 par value per Share, which are issuable pursuant to the Company's Non- Employee Directors and Consultants Retainer Stock Plan. I hereby consent to all references to me included in this Registration Statement, including the opinion of legality.

Sincerely,
/s/ William B. Haseltine
William B. Haseltine, Esq.